Exhibit 3.7

PARTNERSHIP AGREEMENT

OF

SAN DIEGO TREATMENT SERVICES, INC.

This Partnership Agreement (this “Agreement”) is entered into and effective as of May 1, 1987, by and between San Diego Treatment Services (B), Inc. a California corporation (hereinafter “B”), San Diego Treatment Services (J), Inc. a California corporation (hereinafter “J”), P.A.S. Defined Benefit Pension Plan (hereinafter “P.A.S.”), and Joyce Howerton Revocable Trust No. 1 (hereinafter “J.H.R.T. No. 1”), hereinafter collectively referred to as “the Partners”.

1. New Partnership. The Partners desire to form a general partnership pursuant to Chapter 1 of Title 2 of the California Corporations Code upon the terms, agreements and conditions hereinafter set forth.

2. Name of Partnership. The name of the Partnership shall be “San Diego Treatment Services.” The Partnership shall record with the Office of the Recorder of the County of San Diego and with such other and further Counties in which the Partnership shall engage in any business activity, a Statement of Partnership, setting forth the names of the Partners, and stating that the signatures of both B and J are required to bind the Partnership and to convey any Partnership property, real or personal. The Partnership shall sign and cause to be filed in any County deemed necessary for the furtherance of the Partnership’s activities, an appropriate Fictitious Business Name Statement.

3. Place of Business. The Partnership’s principal place of business shall be 1665 East Fourth Street, Suite 211, Santa Ana, California 92701. Such principal place of business may be changed from time to time, and such other and further place of business may be established with actions taken in accordance with the provisions of this Agreement that govern management of the Partnership’s business affairs.

4. Term of Partnership. The Partnership shall commence as of the date of this Agreement and shall continue until this Agreement is dissolved as provided herein.

5. Purpose of Partnership. The purpose of the Partnership is to engage in the business of owning and operating clinics providing alcohol and drug rehabilitation treatment and ancillary medical services in the county of San Diego.

6. Capital Contributions.

(a) Initial Contributions. Each Partner’s initial capital contribution shall consist of the assets listed in Exhibit A attached hereto and incorporated herein by this reference. Concurrent with the execution of this Agreement, the Partners shall convey such assets to the Partnership.

(b) Withdrawal of Contributions. Except as otherwise herein provided, no portion of the Partnership capital may be withdrawn by a Partner at any time without the written consent of the other Partner.

(c) Interest on Contributions. No Partner shall be entitled to interest on his contribution to the capital of the Partnership.

(d) Allocation of Partnership Interests. Each of the Partners herein is hereby allocated the following respective interests in the Partnership (a “Partnership Interest”);

(1) B - 49%

(2) J - 49%

(3) P.A.S. -1%

(4) J.H.R.T. No. 1 -1%

7. Additional Capital Contributions.

(a) It is anticipated that the business of the Partnership, and the development of the business opportunities selected by the Partnership, may require additional capital contributions by the Partners. Unless otherwise agreed to, said additional capital contributions as required, shall be made in cash and at such time and in such amounts as is agreed by both of the Partners. No Partner shall be allowed to make an additional capital contribution without the written consent of the other Partner.

(b) If the Partners agree to unequal capital contributions, their respective Partnership Interests shall be adjusted to reflect each Partner’s different level of investment in the Partnership; provided, however, that to the extent that such additional capital contributions are linked to concurrent increases in Partnership liabilities, each Partner’s Partnership Interest may be increased to reflect this assumption of liabilities.

8. Profits and Losses. The net profits and net losses of the Partnership, and for tax purposes each item of income, gain, loss, deduction or credit, shall be allocated to the Partners in proportion to their respective Partnership Interests. As used herein “net profits” and “net losses” shall be computed in accordance with the same method of accounting consistently applied, and on the same basis as that used, in the preparation of the Partnership’s information tax return for Federal income tax purposes.

9. Distributions. Distributions of the Partnership funds to the Partners shall be made only upon the consent of both Partners.

10. Partnership Accounting.

(a) Accounting Method. The Partnership shall keep its accounting records and shall report its income for income tax purposes on a calendar year basis and according to the cash method of accounting. The accounting for Partnership purposes shall be in accordance with generally accepted accounting principles applied in a consistent manner.

(b) Books and Records. The accounting and other records of the Partnership shall be maintained at the principal place of business of the Partnership or at such other place as may be designated in writing by the Partners, and shall be available for inspection by the Partners at all reasonable times during normal business hours.

(c) Capital Accounts. An individual capital account shall be maintained for each Partner. Each Partner’s capital account shall consist of his capital contributions increased by his share of Partnership profits, decreased by any distributions to such Partner, and decreased further by his share of Partnership losses. A debit balance in a Partner’s capital account, whether by virtue of withdrawals in excess of his respective share of Partnership profits of by charging such Partner for his share of Partnership losses, shall constitute an obligation of such Partner to the Partnership.

(d) Financial Statements. A balance sheet of the Partnership at the end of each fiscal year, together with a statement of earnings for the twelve (12) months then ended, shall be prepared by the Partners or by the Partnership’s independent public accountants at the end of each fiscal year, and copies thereof, together with copies of the proposed federal and California informational tax returns for the partnership for such year, shall be furnished to each Partner within a reasonable time following the end of each such year.

11. Bank Accounts. All funds of the Partnership shall be deposited in the name of the Partnership in an account in such bank as shall be determined by the Partners, and all withdrawals or disbursements from said account shall be made by check drawn in the Partnership’s name upon such account and signed on behalf of the Partnership by any one of the Partners.

12. Duties and Management.

(a) Duties. In accordance with the provisions of this Agreement, the Partners shall devote such time to the Partnership as shall be necessary to conduct the Partnership’s business and to operate and manage the Partnership in a reasonably efficient manner.

(b) Management. No act shall be taken, or sum expended, or obligation incurred by the Partnership within the scope of a major decision as defined below except with the consent of both Partners holding a forty-nine percent (49%) interest in the Partnership. A “major decision” shall be defined as follows:

(1) Acquisition or establishment of any clinic or and interest therein;

(2) Terms and conditions of financing of the Partnership’s operations and acquisitions;

(3) Establishment of or participation in a joint venture or partnership with third parties.

(4) The sale, assignment, hypothecation, encumbrance, pledge, transfer, and/or conveyance, voluntarily or involuntarily, of all or of any portion of any asset of the Partnership;

(5) Incurring any obligations in excess of Thirty Thousand Dollars ($30,000.00) or borrowing money in excess of Thirty Thousand Dollars ($30,000.00) in the name or on the credit of the Partnership;

(6) Determination of whether or not distributions of income or capital should be made to the Partners, when they should be made, and in what amounts;

(7) Loan any Partnership funds;

(8) Cause the Partnership to become bailee, surety, or endorser for any third person or entity;

(9) Enter into any contract, lease, agreement, or other arrangement on behalf of the Partnership with any party or entity related to or affiliated with any Partner or with respect to which any Partner is affiliated or has an interest in, directly or indirectly;

(10) Assign the Partnership’s property in trust for the benefit of creditors;

(11) Do any other act which would make it impossible to carry on the ordinary business of the Partnership;

(12) Confess a judgment; or

(13) Submit a Partnership claim or liability to arbitration or reference.

(c) Each Partner shall have a voice in the management and conduct of the partnership business in proportion to his Partnership interest. No major decision shall be made in contravention of this Agreement without the agreement of both Partners holding a forty-nine percent (49%) interest in the Partnership.

13. Distribution of Surplus Funds. The Partnership shall distribute to the Partners such surplus cash available for distribution as the Partners shall agree before the end of each year. Distributions shall be to the Partners in proportion to their respective Partnership Interests. Surplus funds shall be deemed available for the purpose of distribution after reasonable provisions has been made for operating expenses, contingencies, and amortization of debt, if any.

14. Indemnity. Each Partner hereby agrees to indemnify and save harmless the Partnership and the other Partners from against any loss or liability in any way arising out of any breach by such Partner of this Agreement, or of any liability imposed upon the Partnership or the other Partner by reason of any acts of such Partner in violation of the terms hereof, or which are not authorized hereby. In the event that the Partnership is made a party to any obligation or otherwise incurs any losses or expenses as a result of or in connection with personal obligations or liabilities of any Partners unconnected with Partnership business, such Partner shall indemnify and reimburse the Partnership for all such expenses incurred, including attorney’s fees incurred with attorneys of the Partnership’s choice, and the capital account or interest of such Partner in this Partnership may be charged therefor.

15. Non-Transferability.

(a) Except as otherwise set forth herein, a Partner’s interest in the Partnership shall not be transferred, in whole or in part, and any other purported transfer of all or part of a Partner’s interest shall be void and of no effect against the Partnership, the other Partner, any creditor of the Partnership, or any claimant against the Partners.

(b) A Partner may transfer, assign, sell or convey all or part of his Partnership Interest only as follows:

(1) To the Partnership or to any other Partner;

(2) To a corporation if, immediately following the transfer, the Partner making the transfer owns one hundred percent (100%) of the corporation’s voting shares; or

(3) To a trust of which the Partner is the sole trustee; or

(4) To any person, after the Partner making the transfer has first offered the other Partner such Partnership interest as provided herein.

(i) Right of First Refusal. If any Partner (hereinafter referred to as the “Selling Partner”) receives an offer, whether or not solicited by him, from a person not then a Partner to purchase all or any portion of his Partnership Interest, and if the Selling Partner receiving the offer is willing to accept such offer, he shall give written notice of the amount, the terms of the offer, the identity of the proposed transferee, and his willingness to accept the offer to the other corporate Partner, i.e., to J, if the offer is received by Robert Kahn, and vice-versa (hereinafter referred to as the “Non-Selling Partner”). In the case of a sale by P.A.S., B shall have a right of first refusal to purchase said interest in the Partnership. In the case of a sale by J.H.R.T. No. 1, J shall have a right of first refusal to purchase said interest in the Partnership. The, Non-Selling Partner shall have the option, within sixty (60) days after such notice is given, to purchase the entire designated Partnership Interest, and not less than the entire designated Partnership interest or designated portion of the Partnership interest of the Selling Partner on the same terms and conditions as those contained in the offer.

(ii) Duties of Non-Selling (Purchasing) Partner. On any purchase and sale being made pursuant to the provisions of this Agreement, the Non-Selling Partner purchasing the Selling Partner’s interest shall assume all obligations of the Partnership, and shall hold the Selling Partner, and the property of any such Selling Partner, free and harmless from all liability for such obligations. Further, such Non-Selling (Purchasing) Partner, at his own cost and expense, shall immediately cause to be prepared, filed, served and published all such notices as may be required by law to protect the Selling Partner from liability for the future obligations of the Partner’s business.

(iii) Rejections. In the event that the Non-Selling Partner does not elect to purchase the Partnership interest referred to in the notice and tender in accordance with the terms of purchase within the time hereinabove provided, the Selling Partner shall have the right, during the next thirty (30) days, to sell his Partnership interest to the transferee specified in the notice in strict accordance with the terms and conditions set forth in such notice. Any change in such terms and conditions shall require a new notice and offer to the Non-Selling Partner.

(c) No Partner may assign, pledge, encumber, sell or otherwise dispose of his interest as a Partner in this Partnership except as provided hereinabove, or with the written consent of the other Partner.

16. Dissolution of Partnership.

(a) Events Causing Dissolution. Except as otherwise herein provided, the Partnership shall be dissolved only upon:

(1) the entry of a charging order or an order for relief under Title 11, United States Code as to any Partner;

(2) an order of insolvency under State law as to any Partner;

(3) an assignment by a Partner for the benefit of his creditors; or

(4) the written agreement of the Partners to dissolve the Partnership.

(b) Liquidation and Distribution. Except as otherwise provided herein, upon a dissolution of the Partnership for any reason, the Partners or the remaining Partners, in the event of a dissolution as described in Subsections (a)(1) through (4) of this Section 35, shall proceed to liquidate the Partnership, and distribute any proceeds from such liquidation, together with any assets distributable in kind, first to the satisfaction of the debts and liabilities of the Partnership (including any loans to the Partners), then to the Partners in the amount necessary to equalize the capital accounts of the Partners, and, thereafter, to the Partners in proportion to their respective Partnership interest; provided that if one or both Partners have capital accounts of less than zero, each such Partner shall contribute to the Partnership sufficient funds to equalize the negative capital balances or to bring such Partner’s capital balance to zero, as the case may be. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors. Upon complying with the foregoing distribution plan, the Partners shall execute and cause to be published and filed an appropriate notice of dissolution of the Partnership.

17. Additional Partners. Additional Partners may not be admitted to the Partnership unless all Partners shall agree in writing prior to such admission, and an amended Partnership Agreement is executed among all Partners, acceptable to all Partners.

18. Title to Property. Partnership property shall be held by the Partnership subject to the terms and provisions hereof. Title to and ownership of all assets of the Partnership shall be held in the name of the Partnership, or in such other name or names as a majority of the Partners may designate.

19. Partnership Losses Due to Partner’s Individual Liabilities. Each Partner agrees to indemnify and hold harmless the other Partners and the Partnership from and against all losses, costs, damages, claims, liabilities or expenses (including attorneys’ fees incurred with an attorney of the indemnitee’s choice) arising out of, resulting from, or in connection with personal obligations or liabilities of any Partner. In the event the Partnership is made a party to any litigation, or otherwise incurs any losses or expenses as a result of, or in connection with, personal obligations or liabilities of any Partner, and in particular any charging order, such Partner shall reimburse the Partnership for all such reasonable expenses incurred, including attorneys’ fees incurred with an attorney of the Partnership’s choice, and the capital account of such Partner in the Partnership shall be charged therefor.

20. Financial Data. Each Partner shall furnish any financial data with respect to itself, if any, as reasonably required in connection with the procuring of financing for the Partnership’s business.

21. Additional Documents. Each Partner agrees to execute with acknowledgement and affidavit if required, all documents and writings including financing agreements and financial statements which may be necessary, expedient, or required for the creation of the Partnership, and the achievement of its purposes.

22. Counterparts and Execution. This Partnership Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which shall constitute one agreement.

23. Notices. Any notices required or permitted to be given hereunder to any Partner shall be deemed given when mailed postage prepaid via registered or certified United States mail, addressed to the Partner at the address of such Partner shown adjacent to his signature to this Agreement, or at such other address as may be specified by the Partner by notice duly given to all other Partners.

24. Conflict. It is the intention and agreement of the Partners hereto that this entity shall be and constitute a partnership and nothing else. In the event that at any time anything in this agreement shall be in conflict with government rulings, laws, regulations, or decisions relating to federal income taxes as they may apply to the organization and conduct of a partnership, such laws, rulings, regulations or decisions, as the case may be, shall prevail, it being the intention of the Partners that this Partnership shall, for tax purposes, operate within the framework thereof.

25. Severability. In the event that any provisions of this agreement shall be determined to be invalid or unenforceable, prohibited by the laws of the State or place where it is performed, this agreement shall be considered divisible as to such provisions, and such provisions shall be inoperative and shall not be a part of the consideration moving from any part to the other, and the remaining provisions of this agreement shall be valid and binding and of like effect as though such invalid, unenforceable, or prohibited provisions were not included herein.

26. Arbitration. In the event of any dispute or disagreement between any of the Partners affecting the Partners’ respective rights in the Partnership or the interpretation of this Agreement, the disputing Partners shall set forth their respective positions and disagreements in writing and give notice of the same to each other, and make a good faith effort to resolve the dispute or disagreement. If the dispute is not settled at the expiration of fifteen (15) days from the time such notice is received, then the entire matter shall be submitted to binding arbitration. The arbitration shall be conducted under the rules set forth in the Code of Civil Procedure of the State of California, except to the extent that the parties at that time may agree upon other rules. The arbitrator shall be bound to the strict interpretation and observance of the terms of this agreement. The successful party to any arbitration shall be awarded all costs and attorney’s fees attributable to the arbitration and the dispute or controversy to which it relates.

27. Governing Law. This agreement is executed at San Diego, California, and intended to be performed in the State of California, and the laws of said State shall govern its interpretation and effect.

26. Attorneys’ Fees. In the event arbitration or litigation is necessary to enforce any of the provisions of this agreement, the prevailing party therein shall be entitled to all costs and reasonable attorney’s fees incurred in connection therewith.

29. Entire Agreement.

(a) this instrument contains the entire agreement of the parties relating to the rights granted and obligations assumed by this agreement. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent writing signed by the party to be charged therewith.

(b) This agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by each person who is then a Partner.

30. Captions. All sections, titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of this agreement.

31. Variations of Pronouns. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity may require.

32. Binding on Successors. Subject to the restrictions against transfer as herein contained, this agreement shall inure to the benefit of and shall be binding upon the assigns and successors in interest of each of the parties hereto.

33. Waiver. No waiver of any provision of this agreement shall be deemed to be or constitute a continuing waiver of any other provision unless otherwise expressly provided in writing.

34. Interpretation. This agreement shall not be interpreted in favor of or against any Partner because that Partner or that Partner’s legal counsel drafted this Agreement, but, rather, it shall be interpreted as if all Partners contributed equally to its preparation.

SAN DIEGO TREATMENT SERVICES (B), INC.

By	/s/ Robert Kahn
ROBERT KAHN, President
6060 Mission Gorge Road
San Diego, CA 92120

SAN DIEGO TREATMENT SERVICES (J), INC.

By	/s/ Joyce Howerton
JOYCE HOWERTON, President
1665 East Fourth Street, Suite 211
Santa Ana, CA 92701

P.A.S. DEFINED BENEFIT PENSION PLAN

By	/s/ Robert Kahn
ROBERT KAHN, President
6060 Mission Gorge Road
San Diego, CA 92120

JOYCE HOWERTON REVOCABLE TRUST NO. 1

By	/s/ Joyce Howerton
JOYCE HOWERTON, Trustee